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                                                                 Exhibit 10.5(b)

                                                                  EXECUTION COPY

                                 AMENDMENT NO. 1
                                       TO
                              AMENDED AND RESTATED
                             MANAGED CARE AGREEMENT

     Amendment No. 1, dated as of July 23, 2003 ("Amendment No. 1") to the Amended and Restated Managed Care Agreement between Merck & Co., Inc., a New Jersey corporation ("Merck"), and Medco Health Solutions, Inc., a Delaware corporation ("Medco"), dated as of May 28, 2003 (the "Agreement"). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement. All section references used herein are to the Agreement.

     WHEREAS, Medco, an independently managed wholly-owned subsidiary of Merck, is in the business of providing PBM Services to corporations, health maintenance organizations, unions, insurance carriers, government employee plans and others;

     WHEREAS, Merck is a pharmaceutical company engaged in the discovery, development, manufacturing and marketing of pharmaceutical products;

     WHEREAS, the parties desire to amend the Agreement to clarify the terms upon which Medco would be entitled to receive market share rebates from Merck for the utilization, from and after the Effective Date, of Merck Products by Medco Plans; and

     WHEREAS, this Amendment No. 1 shall be deemed to be effective as of the Effective Date.

     NOW, THEREFORE, in consideration of the foregoing, the parties hereby agree as follows:

          1. The definition of "Target MAS Premium Percentage" as set forth in Annex B of the Agreement is hereby amended to read in its entirety as follows:

          "Target MAS Premium Percentage" shall be, with respect to the Calendar Quarter ended December 31, 2001, the sum of all of the Weighted Medco Market Share Premium Percentages for the Calendar Quarter ended December 31, 2001, excluding from such calculation Prinivil(R)/Prinzide(R) and the Therapeutic Category that includes Prinivil(R)/Prinzide(R), and utilizing a Weighted Medco Market Share Premium Percentage for Zocor(R) that is calculated assuming a Medco Market Share for Zocor(R) for the Calendar Quarter ended December 31, 2001 that is equal to the actual Medco Market Share for Zocor(R) for the Calendar Quarter ended December 31, 2001 less the Zocor(R) Permitted Percentage Point Reduction set forth on Schedule 4 to this Annex B. Medco shall deliver to Merck

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     within 30 days from the Effective Date the Quarterly Data with respect to the Calendar Quarter ended December 31, 2001. Within 30 days after receipt of complete and accurate Quarterly Data for the Calendar Quarter ended December 31, 2001, Merck shall calculate the initial Target MAS Premium Percentage referred to in the first sentence of this definition. With respect to each given Calendar Quarter beginning with the Calendar Quarter ended March 31, 2002, the "Target MAS Premium Percentage" shall be adjusted, if necessary, to be equal to the sum of (x) the Target MAS Premium Percentage for the immediately preceding Calendar Quarter, (y) the Outgoing Medco Plans Adjustment Percentage for such given Calendar Quarter and (z) the Incoming Medco Plans Adjustment Percentage for such given Calendar Quarter. (It is understood that Schedules 1 and 3 to this Annex B operate to adjust each of the percentages set forth under "Rebate Tiers" in
     Schedule 3 to this Annex B and under "MAS Premium Percentage" in Schedule 1 to this Annex B simultaneously with any adjustments to the Target MAS Premium Percentage in accordance with the foregoing.) If, at the end of any Calendar Quarter ending after the Effective Date, the Cumulative Incoming Sales Adjustment Amount exceeds 20% of the sum of the Aggregate Medco Cost of all Eligible Prescriptions of all Merck Products dispensed during the Calendar Quarter ended December 31, 2001 under all Eligible Medco Plans, Merck shall have the right, at any time thereafter, to renegotiate with Medco the adjustment methodology reflected above in this paragraph. Notwithstanding the foregoing, with respect to Calendar Quarters after the Final Zocor(R) Calendar Quarter, (a) the Target MAS Premium Percentage for such Calendar Quarter shall be equal to the "Target (Ex-Zocor(R)) MAS Premium Percentage (as calculated in accordance with the definition thereof) and (b) the percentages under "Rebate Tiers" in Schedule 3 to this Annex B and under "MAS Premium Percentage" in Schedule 1 to this Annex B shall be adjusted so that the increment (expressed as a percentage) between each consecutive tier shall be equal to the increment between such tiers as of the execution date of this Restated Agreement (one percent) multiplied by the Ex-Zocor(R) Reduction Factor (rounded to the nearest hundredth decimal place). (It is understood that, after such adjustment to those increments, Schedules 1 and 3 to this Annex B will operate to adjust each of the percentages set forth under "Rebate Tiers" in Schedule 3 to this Annex B and under "MAS Premium Percentage" in Schedule 1 to this Annex B simultaneously with any adjustments to the Target (Ex-Zocor(R)) MAS Premium Percentage in accordance with the foregoing.)

          2. The parties agree and acknowledge that, notwithstanding anything to the contrary contained in the Restated Agreement, in the event that, for any Calendar Quarter, Medco is not entitled to receive a Formulary Access Rebate Amount in respect of Eligible Prescriptions of a Merck Product dispensed during such Calendar Quarter under a Medco Plan for any reason, Medco shall also not be entitled to receive any MAS Rebate in respect of such Eligible Prescriptions of

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     such Merck Product dispensed during such Calendar Quarter under such Medco
     Plan.

          3. All references in the Agreement to "the Restated Agreement" are references to the Agreement as amended by this Amendment No. 1. The definition of Restated Agreement in the Agreement is hereby amended to read in its entirety as follows:

          "Restated Agreement" means this Amended and Restated Managed Care Agreement, dated and executed on May 28, 2003, between Merck and Medco, as further amended by Amendment No. 1 dated as of July 23, 2003, and effective as of the Effective Date.

          4. This Amendment No. 1 may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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         IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to the Agreement as of the date set forth above.

                                             MERCK & CO., INC.


                                             By:    /s/ Margaret G. McGlynn
                                                 ----------------------------
                                             Name:  Margaret G. McGlynn
                                             Title: President, U.S. Human
                                                    Health Division

                                             MEDCO HEALTH SOLUTIONS, INC.


                                             By:    /s/ David B. Snow, Jr.
                                                 -------------------------
                                             Name:  David B. Snow, Jr.
                                             Title: President and Chief
                                                    Executive Officer